Exhibit 99.1

FOR IMMEDIATE RELEASE
Tuesday, October 30, 2012 7:30 a.m. CDT

TELEVISION COMPANY BELO CORP. (BLC) REPORTS RESULTS FOR THIRD QUARTER 2012; ALSO ANNOUNCES SPECIAL DIVIDEND AND REDEMPTION OF MAY 2013 NOTES

DALLAS – Television Company Belo Corp. (NYSE: BLC) today reported net earnings per share in the third quarter of 2012 of $0.24 compared to net earnings per share of $0.13 in the third quarter of 2011. The third quarter of 2011 included a credit of $0.02 per share related to the satisfactory resolution of a tax matter.

The Company also announced that its Board of Directors declared a special cash dividend of $0.25 per share for each outstanding share of Series A common stock and Series B common stock to be paid on December 21, 2012, to shareholders of record on November 30, 2012. In addition, the Company announced that on November 30, 2012, it will redeem its 6.75 percent Senior Notes due May 2013. The outstanding principal amount of the 6.75 percent Senior Notes is $175.9 million. The special dividend and redemption of the May 2013 Senior Notes will be funded primarily with the Company’s available cash.

Dunia A. Shive, Belo’s president and Chief Executive Officer, said, “Our third quarter results were buoyed by record political and Olympics revenue. We generated $17.7 million in political revenue and $13.4 million in Olympics revenue in the third quarter of 2012, both of which were significantly higher than we recorded in the third quarter of 2008. Our total spot revenue, including political, grew 18 percent in the third quarter of 2012 compared to the third quarter of 2011, and our total revenue increased 16 percent. Station EBITDA grew almost 50 percent compared to the third quarter of 2011.

“Our strong cash generation has allowed for a special dividend and for the early redemption of our May 2013 notes in a net present value cash-positive transaction. Our solid financial position gives us the flexibility to pursue acquisitions and investments and consider further opportunities to increase shareholder returns.”

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Belo Announces Third Quarter 2012 Results

October 30, 2012

Page Two

Third Quarter in Review

Operating Results

The Company generated total revenue of $176 million in the third quarter of 2012, which was $24 million, or 16 percent, higher than the third quarter of 2011. Combined station and corporate operating costs were up 3 percent in the third quarter of 2012 compared to the third quarter of 2011.

Political revenue in the third quarter of 2012 totaled $17.7 million, a $15.6 million increase compared to the third quarter of 2011. Total spot revenue, including political, was up 18 percent in the third quarter of 2012 compared to the third quarter of 2011. Total spot revenue, excluding political, was up 5.1 percent with a 4.6 percent increase in local spot revenue and a 5.8 percent increase in national spot revenue.

Other revenue, which is comprised primarily of Internet advertising, retransmission revenue, and barter and trade advertising, was up 9 percent in the third quarter of 2012 compared to the third quarter of 2011 due primarily to double-digit percentage increases in both Internet and retransmission revenue. Other revenue in the third quarter of 2011 included network compensation.

Station salaries, wages and employee benefits increased $2.3 million, or 4 percent, during the third quarter of 2012 versus the third quarter of 2011 due primarily to annual merit increases for employees and higher accrued performance-based bonus expense. Station programming and other operating costs were down $1.3 million, or 2 percent, in the third quarter of 2012 compared to the third quarter of 2011 due primarily to lower syndicated programming expense.

Station adjusted EBITDA increased 49 percent in the third quarter of 2012 compared to the third quarter of 2011 and the station adjusted EBITDA margin was 40 percent for the third quarter of 2012.

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Belo Announces Third Quarter 2012 Results

October 30, 2012

Page Three

Corporate

Corporate operating costs of $7.5 million in the third quarter of 2012 were $2.4 million higher than the third quarter of 2011 due primarily to higher share-based compensation as a result of the Company’s higher share price, higher accrued performance-based bonus expense, and investments in new content and digital business initiatives.

Other Items

Belo’s depreciation expense totaled $7.5 million in the third quarter of 2012, slightly down from $7.6 million in the third quarter of 2011.

The Company’s interest expense was $17.7 million in the third quarter of 2012, compared to $17.8 million in the third quarter of 2011.

Income tax expense increased $9.6 million in the third quarter of 2012 compared to the third quarter of 2011 due primarily to higher pre-tax earnings and a $2.5 million benefit related to the satisfactory resolution of a tax matter recorded in the third quarter of 2011.

Total debt at September 30, 2012, was $888 million and consisted entirely of fixed-rate public debt. Of this amount, $176 million is due May 2013 and is therefore classified as current on the Company’s September 30, 2012 balance sheet. Also, as of September 30, 2012, the Company had $166 million in cash and temporary cash investments and had nothing drawn on its $200 million revolving credit facility, which does not expire until August 2016.

The Company’s total leverage ratio, as defined in the Company’s credit facility, was 3.6 times at September 30, 2012, and 2.9 times when including the Company’s cash. Belo invested $4.7 million in capital expenditures in the third quarter of 2012.

Non-GAAP Financial Measures

A reconciliation of station adjusted EBITDA to earnings from operations and a reconciliation of net earnings to pro forma net earnings are set forth in an exhibit to this release.

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Belo Announces Third Quarter 2012 Results

October 30, 2012

Page Four

Outlook

Looking to the fourth quarter, Shive said, “We currently expect political revenue to finish in the range of $29 million to $30 million for the fourth quarter, which would result in $58 million to $59 million of political revenue for the full year. While crowd-out during the political period in October and the first week of November will impact our core spot revenue overall in the fourth quarter, core spot revenue is currently pacing up post the political period. Total spot revenue, including political, in the fourth quarter of 2012 is currently expected to finish up in the range of 11 to 13 percent compared to the fourth quarter of 2011.

“Combined station and corporate operating costs are currently expected to be up about 7 percent in the fourth quarter of 2012 versus the fourth quarter of 2011 due to higher national representation fees associated with higher political revenue, higher accrued performance-based bonus expense and continued investments in new business initiatives. The Company will also cycle against a credit associated with a property tax settlement and certain other one-time credits recorded in the fourth quarter of 2011 totaling $2.4 million. Combined station and corporate operating costs for the full year are expected to be up about 2 percent versus the prior year.

“The November 30th redemption of the 6.75 percent Senior Notes due May 2013 will result in an after-tax charge of approximately $2.5 million in the fourth quarter of 2012, with after-tax savings in interest expense of approximately $3.1 million in the first five months of 2013. We currently expect our cash balance at November 30 to exceed the amount necessary to redeem the notes on that date.”

A conference call to discuss this release and other matters of interest to shareholders and analysts will follow at 10:00 a.m. CDT this morning. The conference call will be simultaneously webcast on Belo Corp.’s website (www.belo.com/invest). Following the conclusion of the webcast, a replay of the conference call will be archived on Belo’s website. To access the listen-only conference lines, dial 1-800-230-1951. A replay line will be open from 12:00 p.m. CDT on October 30 until 11:59 p.m. CST November 13. To access the replay, dial 800-475-6701 or 320-365-3844. The access code for the replay is 266640.

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Belo Announces Third Quarter 2012 Results

October 30, 2012

Page Five

About Belo Corp.

Television company Belo Corp. (NYSE: BLC) owns and operates 20 television stations (nine in the top 25 markets) and their associated websites. Belo stations, which include affiliations with ABC, CBS, NBC, FOX, and the CW, reach more than 14 percent of U.S. television households in 15 highly-attractive markets. Belo stations rank first or second in nearly all of their local markets. Additional information is available at www.belo.com or by contacting Paul Fry, vice president/Investor Relations & Treasury Operations, at 214-977-4465.

Statements in this communication concerning Belo’s business outlook or future economic performance, anticipated profitability, revenues, expenses, capital expenditures, dividends, investments, future financings, impairments, pension matters, and other financial and non-financial items that are not historical facts, are “forward-looking statements” as the term is defined under applicable federal securities laws. Forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those statements.

Such risks, uncertainties and factors include, but are not limited to, uncertainties regarding changes in capital market conditions and prospects, and other factors such as changes in advertising demand, interest and discount rates and programming and production costs; changes in viewership patterns and demography, and actions by Nielsen and its competitors; changes in the network-affiliate business model for broadcast television; technological changes, and the development of new systems and devices to distribute and consume television and other audio-visual content; changes in the ability to secure, and in the terms of, carriage of Belo programming on cable, satellite, telecommunications and other program distribution methods; development of Internet commerce; industry cycles; changes in pricing or other actions by competitors and suppliers; Federal Communications Commission and other regulatory, tax and legal changes, including changes regarding spectrum; adoption of new accounting standards or changes in existing accounting standards by the Financial Accounting Standards Board or other accounting standard-setting bodies or authorities; the effects of Company acquisitions, dispositions, co-owned ventures, and investments; pension plan matters; general economic conditions; and significant armed conflict, as well as other risks detailed in Belo’s other public disclosures and filings with the SEC including Belo’s Annual Report on Form 10-K.

Belo Corp.

Consolidated Statements of Operations

	Three months ended September 30,		Nine months ended September 30,
In thousands, except per share amounts	2012	2011	2012	2011
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Net Operating Revenues	$176,273	$151,999	$509,790	$469,848
Operating Costs and Expenses
Station salaries, wages and employee benefits	54,776	52,467	166,912	160,828
Station programming and other operating costs	50,520	51,788	143,911	154,549
Corporate operating costs	7,501	5,112	23,783	18,103
Pension settlement charge and contribution reimbursements	—	—	—	20,466
Depreciation	7,528	7,614	22,462	23,245

Total operating costs and expenses	120,325	116,981	357,068	377,191
Earnings from operations	55,948	35,018	152,722	92,657
Other Income and (Expense)
Interest expense	(17,683)	(17,771)	(53,059)	(53,804)
Other income, net	497	986	2,376	1,815

Total other income and (expense)	(17,186)	(16,785)	(50,683)	(51,989)
Earnings before income taxes	38,762	18,233	102,039	40,668
Income tax expense	14,148	4,520	37,300	13,182

Net earnings	24,614	13,713	64,739	27,486
Less: Net (loss) attributable to noncontrolling interests	(203)	—	(301)	—

Net earnings attributable to Belo Corp.	$24,817	$13,713	$65,040	$27,486

Net earnings per share - Basic	$0.24	$0.13	$0.62	$0.26

Net earnings per share - Diluted	$0.24	$0.13	$0.62	$0.26

Weighted average shares outstanding
Basic	103,120	103,681	103,607	103,570
Diluted	103,420	104,039	103,914	103,959
Dividends declared per share	$0.16	$0.05	$0.24	$0.10

Belo Corp.

Consolidated Condensed Balance Sheets

In thousands	September 30, 2012	December 31, 2011
	(unaudited)
Assets
Current assets
Cash and temporary cash investments	$165,903	$61,118
Accounts receivable, net	134,903	149,584
Income tax receivable	14	31,629
Other current assets	20,294	16,692

Total current assets	321,114	259,023
Property, plant and equipment, net	148,461	157,115
Intangible assets, net	725,399	725,399
Goodwill	423,873	423,873
Other assets	39,755	46,195

Total assets	$1,658,602	$1,611,605

Liabilities and Shareholders’ Equity
Current liabilities
Current portion of long-term debt	$175,842	$—
Accounts payable	17,147	19,677
Accrued expenses	42,658	34,961
Short-term pension obligation	19,375	19,300
Accrued interest payable	18,100	10,378
Income taxes payable	4,254	12,922
Dividends payable	8,251	5,189
Deferred revenue	7,315	3,435

Total current liabilities	292,942	105,862
Long-term debt	711,831	887,003
Deferred income taxes	258,984	244,361
Pension obligation	77,178	93,012
Other liabilities	11,304	14,164
Total shareholders’ equity	306,363	267,203

Total liabilities and shareholders’ equity	$1,658,602	$1,611,605

Belo Corp.

Non-GAAP to GAAP Reconciliations

Station Adjusted EBITDA

	Three months ended September 30,		Nine months ended September 30,
In thousands (unaudited)	2012	2011	2012	2011
Station Adjusted EBITDA (1)	$70,977	$47,744	$198,967	$154,471
Corporate operating costs	(7,501)	(5,112)	(23,783)	(18,103)
Depreciation	(7,528)	(7,614)	(22,462)	(23,245)
Pension settlement charge and contribution reimbursements	—	—	—	(20,466)

Earnings from operations	$55,948	$35,018	$152,722	$92,657

Note 1:	Belo’s management uses Station Adjusted EBITDA as the primary measure of profitability to evaluate operating performance and to allocate capital resources and bonuses to eligible operating company employees. Station Adjusted EBITDA represents the Company’s earnings from operations before interest expense, income taxes, depreciation, amortization, impairment charges, pension settlement charge and contribution reimbursements, and corporate operating costs. Other income (expense), net is not allocated to television station earnings from operations because it consists primarily of equity in earnings (losses) from investments in partnerships and joint ventures and other non-operating income (expense).

Pro Forma Net Earnings (2)

In thousands, except per share amounts (unaudited)

	Nine months ended September 30, 2012		Nine months ended September 30, 2011
	Earnings	EPS	Earnings	EPS
Net earnings attributable to Belo Corp.	$65,040	$0.62	$27,486	$0.26
Pension settlement charge and contribution reimbursements, net of tax	—	—	13,323	0.13

Pro forma net earnings attributable to Belo Corp.	$65,040	$0.62	$40,809	$0.39

Note 2:	There were no pro forma adjustments for the three months ended September 30, 2012 or 2011.